EH Europe GmbH - Head Office
Löwenstrasse 32
8001 Zürich
Schweiz
Telefon    +41 (0)44 215 74 10
Fax    +41 (0)44 215 74 11

www.enersys.com

Employment Agreement

dated	21/12/2015

between	EH Europe GmbH
Baarerstrasse 18
CH-6300 Zug
hereinafter: "Employer"

and	Holger Paul Aschke
Rainstrasse 14
CH-6314 Unterägeri
hereinafter: "Executive"

concerning	the position of President EnerSys EMEA

Gerichtsstand:    Zürich    Bankverbindung:    UBS AG, Zürich
Sitz der Gesellschaft:    Zürich    Kontonummer:    0230 4364 8801 P
Geschäftsführer:    Todd Sechrist, Richard W. Zuidema, Holger Paul Aschke    SWIFT:    UBSCHZH80A
Handelsregister:    Kanton Zürich CH-020.4.034.470-1    CHF IBAN:    CH31 0023 0230 4364 8801 P
VAT Nummer:    656 904

Function, Scope of Employment and Duties
1.1    Executive takes on the positions and functions of the Managing Director of EH Europe GmbH and President EnerSys EMEA. In such capacity, Executive shall be subordinated to Chief Operating Officer (“COO”) of EnerSys Primary place of work is Zug, but Executive will be required to travel as needed for business reasons.
1.2    The duties and responsibilities of Executive will include overall and daily management and direction of Employer's and EnerSys' operations in Europe, the Middle East and Africa. Executive shall take on all other duties and obligations that are usually involved with his functions, all in accordance with the terms and conditions of this Agreement, with the articles of association of Employer, with the law and with the instructions and directives of the COO of EnerSys.
1.3    Unless otherwise provided, Executive shall directly report to the COO of EnerSys.
1.4    Executive shall carefully perform the work within his responsibility and devote all of his efforts for work and working time to Employer and EnerSys respectively. He shall spend the time which is required for the careful performance of his duties and obligations without being restricted by business working hours.

2    Exclusivity
2.1    Any existing or new engagement in any other or secondary employment, occupation or consulting activity, including but not limited to activities as advisor, employee, member of a board of directors as well as the exercise of a public office or a function in a professional association, is subject to the prior approval of the COO of EnerSys.
2.2    During the term of his employment Executive shall not directly or indirectly participate in any company which competes with EnerSys. Executive may however, buy and hold participations in listed companies, as long as these investments are less than $100,000 US and do not provide Executive with the opportunity to influence the management of such a listed company competing with Employer.

3    Start of Work, Employment Term
3.1    This Agreement is made with effect as of 1 January 2016. It replaces the existing employment agreement between Employer and Executive dated 1 May 2007 which will terminate as per 31 December 2015.
3.2    This Agreement continues for an indefinite period of time. It may be terminated by either Party with 12 months' notice as per the end of each calendar month.
3.3    There is no probation period.
3.4    For the calculation of age of service, Executive's activities for Hawker GmbH from 31 October 1992 until 30 April 2007 and his activities in other functions for Employer from 1 May 2007 until 31 December 2015 will be fully taken into account.

4    Salary
4.1    Executive shall be entitled to a fixed gross salary of CHF 330,000 per year (the "Base Remuneration"), payable after deduction of Executive's contributions to the social insurances and pensions scheme under applicable laws and regulations, in twelve identical installments at the end of each calendar month.
4.2    The Base Remuneration compensates for the entire working time necessary for carrying out and performing the duties and obligations of Executive's position and function.
4.3    During his employment hereunder, Executive will be entitled to a bonus of up to 70 per cent of the Base Remuneration as provided in EnerSys' Management Incentive Plan, as may be amended from time to time. Such amount shall be payable in accordance to such plan in Swiss francs, less any contributions or deductions required under applicable social contributions laws on pension schemes.
4.4    Executive will be able to participate in EnerSys Equity Plan (EIP) on the same basis as other senior Managers of the EnerSys Group. Executive acknowledges that all awards granted under the EIP, if any, are at the sole discretion of the Board of Directors of EnerSys and are subject to the terms of the EIP and any grant agreement.
4.5    In addition to his base remuneration and the bonus, Executive shall receive an annual fixed allowance, as Cost of living and Housing allowance, in the amount of CHF 105.000 paid in twelve (12) equal instalments.

5    Car Allowance
Employer shall provide Executive with, or bear the cost of, one company car in accordance with Employer's policies as in effect from time to time. Such company car can also be used for private purposes. Employer shall bear all reasonable costs for service, maintenance and petrol for the vehicle. Alternatively, Executive may opt for a non-pensionable car cash allowance in accordance with and subject to the terms in place in Switzerland.

6    Expenses
Employer shall compensate Executive for all reasonable expenses arising out of the performance of his duties under this Agreement, which are adequately supported by documentation and in compliance with the current company expense reimbursement policy. The settlement shall be made as per the end of each month.
7    Vacation
Executive shall be entitled to 30 days vacation per calendar year. Executive shall determine the time of vacation in accordance with his duties and in compliance with the company’s than existing vacation policy.

8    Intellectual Property Rights
8.1    All inventions, designs, creations, data, findings, works, computer-programs, marks, methods, documents and the like which Executive solely or jointly with others, makes, conceives or contributes to while performing his tasks and activities hereunder belong exclusively to Employer regardless of whether or not they are protected under applicable laws and regulations. To the extent Employer is not entitled to the rights in such work results on basis of Art. 332 para. 1 CO Executive assigns and transfers any rights to and in connection with such work results to Employer. Employer is free to exploit, modify and use such work results at its own discretion. Subject only to Art. 332 para. 4 CO, Executive is not entitled to any additional remuneration for the work results he has made, conceived or contributed to.
8.2    During and after the term of his employment, if reasonably required, Employee will support Employer in the process of patenting inventions or registering other intellectual property rights he made or contributed to during his employment hereunder.

9    Disability to Work
9.1    Executive shall immediately inform Employer if he is unable to work and let Employer know the estimated duration of and the reasons for his inability to work.
9.2    In the event of illness, Executive shall upon request, but in any event after the third calendar day of the beginning of any inability to work, provide Employer with a medical certificate on his inability to work and the estimated duration of it. If the inability to work lasts longer than indicated in the medical certificate Executive shall submit a new medical certificate.
9.3    Employer shall be entitled at any time to request that Executive undertake a medical examination with a medical examiner named by Employer and at Employer's cost and Executive shall undertake such medical examination.
9.4    If Executive is unable to perform his work due to illness, accident or any other cause through no fault of his own, Employer shall continue to pay the agreed salary, allowance included, for a maximum period of 6 months. Any salary payments by third parties for the said period, particularly under accident or health or medical insurance policies taken out by Employer, shall be on account of Employer's salary payment obligation.

10    Social Security Insurances
10.1    Employer will insure Executive with Swiss social security insurances (such as AHV/IV, ALV, EO etc.) and pension fund schemes in line with Swiss legal requirements. Executive's contributions to the social insurances and pensions scheme under applicable laws and regulations shall be deducted from the salary according to Section 4.1 and bonus according to Section 4.3 or other payments subject to social security contributions and remitted by Employer directly to the competent social insurance institution or pension fund.
10.2    Employer will insure Executive against occupational and non-occupational accidents in line with Swiss legal requirements. All costs of such insurance will be borne by the Employer.

11    Director’s liability Insurance
Executive will be have coverage as may be provided for by Employer’s directors and officers liability insurance policy as may be in place from time to time.

12    Confidentiality
12.1    Executive shall treat as confidential and not disclose to others, or use for Executive's own purposes or for the purposes of others, any business matters of Employer or EnerSys-Group.
12.2    Business matters as referred to above include manufacturing secrets, business secrets and all other facts that are relevant for the business and not known to the public and either of a confidential nature (such as addresses of employees, suppliers and customers, agreements and their terms and conditions, accounting figures and balance sheet figures, etc.) or have been indicated to Executive as being confidential.
12.3    This confidentiality obligation will remain effective after the termination of this Agreement without limitation and irrespective of the cause of termination.
12.4    Executive must keep in safe custody any documentation on business matters of Employer or EnerSys-Group and shall surrender it to Employer upon first request, at the latest at the end of this Agreement, and without keeping any copies. Wherever copies cannot be surrendered to Employer (e.g. digital copies, data carriers or the like) such copies must be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested by Employer.

13    Non-Compete / Non-Solicitation
13.1    Due to the fact that in his function Executive has access to the clientele and to the manufacturing and business secrets of Employer EnerSys, he undertakes, during the term of this Agreement and for 12 months after its termination, to refrain from any activity in any part of the world that competes with the business of Employer or EnerSys-Group, in particular in the field of batteries and chargers and related accessories and services, and not to solicit employees from Employer or EnerSys-Group for his own business or the business of any third parties.
13.2    In particular, Executive undertakes:

-
not to participate, directly or indirectly, financially or otherwise, in any enterprise which develops, manufactures, offers, or distributes products, or provides services similar to those of Employer or EnerSys-Group or which otherwise competes with the business of Employer or EnerSys-Group;

-	not to be active, fully or partially, for such an enterprise, be it as an employee, representative, adviser or otherwise; and

-	not to directly or indirectly establish such an enterprise.
13.3    Executive violates the obligation not to compete, Employer has the right to forbid Executive to start or continue activities which are contrary to his non-competition obligation, and may, in particular, force Executive to abandon the new occupation (specific performance, "Realexekution"). The non-compete period according to this section shall be extended by the period of non-compliance.

14    Data Protection
Executive acknowledges and agrees that Employer may store, transfer, change and destroy all of his personal data in connection with this Agreement. He particularly acknowledges and agrees that Employer has the right to transfer any of his data to EnerSys or companies of EnerSys-Group in Switzerland or abroad.

15    Existing Employment Agreements between Executive and EnerSys Group Companies
This Agreement fully replaces with effect as of 1 January 2016 the (1) existing employment agreement between Employer and Executive dated 1 May 2007 (see Section 3.1), (2) employment agreement with Hawker GmbH dated 9 April 2002 and the related suspension agreement dated 7 April 2007, as well as (3) the pension agreement dated 4 April 2003, which are all deemed terminated with effect as of 31 December 2015. Executive confirms that except for his (running) entitlements under the existing employment agreement with Employer dated 1 May 2007, there are no outstanding claims or demands under such employment agreement against Hawker GmbH, Employer or any other company, affiliate or subsidiary of of EnerSys

16    Amendments to Agreement, Applicable Law, Jurisdiction
16.1    No oral agreements exist in addition to this Agreement. Any amendments or additions to this Agreement must be in writing.
16.2    Should any one or more provisions of this Termination Agreement be or become invalid, the other provisions shall not be affected. Invalid provisions shall be substituted with provisions which are most closely in line with the intended purpose.
16.3    This Agreement shall be governed by the laws of Switzerland.
16.4    Any disputes arising out of this Agreement shall be submitted to the courts at the domicile or seat of the defendant or at the place where Executive usually carries out his work.
Attachment: German Pension statement.

Signatures

Employer EH Europe GmbH

_______________________________________	_______________________________________
Name: Title: Date:	Name: Silvia Minafra Title: HR Director EMEA Date:

Executive

_______________________________________
Name: Holger Paul Aschke Title: President EnerSys EMEA Date: